Undiscovered Managers Funds
77(C)
On January 13, 2004, Special Meetings of the shareholders of the Undiscovered Managers Behavioral Growth Fund,
Undiscovered Managers Behavioral Value Fund,
Undiscovered Managers REIT Fund and UM Small Cap Growth
Fund (the "Funds"), were held. At the meeting, the shareholders of the Funds voted on new management agreement between the Undiscovered Managers Funds (the
"Trust"), on behalf of the Funds and J.P. Morgan
Investment Management Inc. With respect to this matter there were 3,669,770.971 affirmative votes and 38,533.062 negative votes of shareholders of Undiscovered Managers Behavioral Growth Fund. With respect to this matter there were 1,538,480.658 affirmative votes and 9,165.118 negative votes of shareholders of Undiscovered Managers
Behavioral Value Fund.  With respect
to this matter there were 9,768,919.254 affirmative votes and 214,051.183 negative votes of shareholders of Undiscovered Managers REIT Fund. With respect to this matter there were 7,.389,101.665 affirmative votes and 18,285.624 negative votes of shareholders of UM Small Cap Growth Fund.
Shareholders of the Undiscovered Managers Behavioral
Growth Fund also voted on a sub-advisory agreement between J.P. Morgan Investment Management Inc. and
Thaler Asset Management, Inc. With respect to this matter there were 3,669,262.823 affirmative votes and 38,794.019 negative votes. Shareholders of the Undiscovered Managers Behavioral Value Fund also voted on a sub-advisory agreement between J.P. Morgan
Investment Management Inc. and Thaler Asset Management,
Inc. With respect to this matter there were 1,538,480.658 affirmative votes and 9,165.118 negative votes. Shareholders of the UM Small Cap Growth Fund also voted on a sub-advisory agreement between J.P. Morgan Investment Management Inc. and Mazama
Capital Management, Inc. With respect to this matter there were 9,762,359.885 affirmative votes and 214,009.316 negative votes. Shareholders of the Undiscovered Managers REIT Fund also voted on a sub-advisory agreement between J.P. Morgan Investment
Management Inc. and Undiscovered Managers, LLC.
With respect to this matter there were 7,380,975.665 affirmative votes and 26,411.624 negative votes.

The shareholders of the Funds elected a new Board of Trustees. With respect to William J. Armstrong, there were 22,590,280.371 affirmative votes and
720,276.244 negative votes. With respect to Roland
R. Epply, Jr., there were 22,580,535.453 affirmative votes and 730,021.162 negative votes. With respect to Matthew Goldstein, there were 22,587,161.379 affirmative votes and 723,395.236 negative votes.
With respect to Ann Maynard Gray, there were 22,594,760.574 affirmative votes and 715,796.041 negative votes. With respect to Matthew Healey, there were 22,585,397.267 affirmative votes and 725,159.348 negative votes. With respect to Robert J. Higgins, there were 22,590,280.371 affirmative votes and 720,276.244 negative votes.
With respect to William G. Morton, Jr., there were 22,582,030.151 affirmative votes and
728,526.464 negative votes. With respect to Fergus Reid, III, there were 22,577,132.652 affirmative votes and 773,423.963 negative votes.
With respect to James J. Schonbachler,
there were 22,590,280.371 affirmative votes and 720,276.244 negative votes. With respect to Leonard M. Spalding, Jr., there were
21,877447.482 affirmative votes and 1,433,109.133
negative votes.

All transactions closed on or about January 30, 2004.